Free Writing Prospectus

Filed Pursuant To Rule 433

Registration No. 333-237239

June 4, 2020

Twitter GLDM DJ Granny Launch Posts Posts Link to: AdTrax code: Exp. Date: ALPS code (if applicable): VIDEO: AdTrax code: Exp. Date: https://www.ssga.com/us/etfs/investment-ideas/invest-in-gold-etfs 2785362.1.1.AM.RTL 11/30/2020 2792872.2.1.AM.RTL 04/30/2021 Tweet Copy [140 char recommended] [280 char max] [2 characters per emoji] [Include hashtags] [Include mentions] Tweet 1 Don’t let preconceived notions get in the way of a good time . Or your investment strategy . Get the facts about #gold and $GLDM: [Bit.ly – placeholder!] Tweet 2 Did DJ Granny surprise you ? So could $GLDM. If you think #gold is just a quiet option, learn why you should #thinkagain: [Bit.ly – placeholder!] Tweet 3 Think #gold is just a quiet option? #Thinkagain. Learn why, and how to get into gold with $GLDM: [Bit.ly – placeholder!] Tweet 4 Not what you expected? The same could be true for #gold. Learn more about our low-cost gold ETF, $GLDM, and #thinkagain about a position in gold: [Bit.ly – placeholder!] Tweet 5 Looks can be deceiving. If you think #gold is just a quiet option, find out why you may want to #thinkagain: [Bit.ly – placeholder!]

Tweet 6
Want another potentially unexpected performance? Take a look at #gold, and learn why it's more than just a quiet option: [Bit.ly – placeholder!]

#ThinkAgain

Tweet 7
👵 : Not your average DJ 📀🎶.
🪙: Not just another commodity.

Learn more about #gold and $GLDM: [Bit.ly – placeholder!]

Tweet 8
Gold may not be as quiet as you think either.

Learn about $GLDM and why you should #thinkagain when it comes to #gold: [Bit.ly – placeholder!]

Link Title [50 char recommended] [70 char max]	**Think Gold Is Just A Quiet Option? Think Again.** **Think GLDM Is Just A Quiet Option? Think Again.** **Learn More About Our Low-Cost Gold ETF: GLDM** **Think Again About A Position in Gold**

Video


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Information Classification: Limited Access

Information Classification: Limited Access LinkedIn GLDM DJ Granny Posts Posts Link to: AdTrax code: Exp. Date: ALPS code (if applicable): VIDEO: AdTrax code: Exp. Date: https://www.ssga.com/us/etfs/investment-ideas/invest-in-gold-etfs 2785362.1.1.AM.RTL 11/30/2020 2792872.2.1.AM.RTL 04/30/2021 Headline [150 char recommended] [Truncates at 224 char] [1,300 char max] Post 1 Don’t let preconceived notions get in the way of a good time. Or your investment strategy. Get the facts about gold and GLDM: [Bit.ly – placeholder!] Post 2 If you think gold is just a quiet option, think again. Learn more about gold and GLDM: [Bit.ly – placeholder!] Post 3 Not what you expected? The same could be true for gold. Learn more about our low-cost gold ETF, GLDM, and think again about a position in gold: [Bit.ly – placeholder!] Post 4 Want another potentially unexpected performance? Take a look at gold, and learn why it’s more than just a quiet option: [Bit.ly – placeholder!] Post 5 Did this surprise you? So could GLDM. If you think gold is just a quiet option, think again: [Bit.ly – placeholder!] Post 6 This is not your average DJ, and gold is not just another commodity. Advisors, learn more about gold and low-cost GLDM: [Bit.ly – placeholder!] Post 7 If you didn’t see that coming, maybe gold may do more than you think, too. Learn about GLDM and why you may want tothink again when it comes to gold: [Bit.ly – placeholder!] Link Title [Not currently visible] [70 char max] [45 char max for video] Think GLDM Is A Quiet Option? Think Again. Think Gold Is A Quiet Option? Think Again. Learn More About Our Low-Cost Gold ETF: GLDM Think Again About A Position in Gold

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SPDR® Gold MiniSharesSM Trust (the “Fund”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.